Exhibit 99.1
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.
The capitalized terms used below have been defined in the notes to the accompanying consolidated financial statements. In the following text, the terms, “we,” “our,” “our company” and “us” may refer, as the context requires, to LMC International (prior to June 7, 2004), LMI and its consolidated subsidiaries (on and subsequent to June 7, 2004) or both. Unless otherwise indicated, convenience translations into U.S. dollars are calculated as of December 31, 2004.
The following discussion and analysis provides information concerning our results of operations and financial condition. This discussion should be read in conjunction with our accompanying consolidated financial statements and the notes thereto included elsewhere herein.
Unless otherwise indicated, all references herein to LMI share and per share amounts have been retroactively adjusted to give effect to the September 6, 2005 stock split that was effected in the form of a stock dividend, as further described in note 24 to the accompanying consolidated financial statements presented under Exhibit 99.2.
Overview
We own majority and minority interests in international broadband distribution and programming companies. On June 7, 2004, Liberty completed the spin off of LMI to Liberty’s shareholders. In connection with the spin off, holders of Liberty common stock on the June 1, 2004 Record Date received 0.05 of a share of LMI Series A common stock and 0.05 of a share of LMI Series C common stock for each share of Liberty Series A common stock owned on the Record Date and 0.05 of a share of LMI Series B common stock and 0.05 of a share of LMI Series C common stock for each share of Liberty Series B common stock owned on the Record Date. The spin off was intended to qualify as a tax-free spin off. For financial reporting purposes, the spin off is deemed to have occurred on June 1, 2004.
Following the spin off, we and Liberty operate independently, and neither has any stock ownership, beneficial or otherwise, in the other.
Our operating subsidiaries and most significant equity method investments are set forth below:

Operating subsidiaries at December 31, 2004:

UGC Liberty Cablevision Puerto Rico Pramer
Our most significant subsidiary is UGC, an international broadband communications provider of video, voice, and Internet access services with operations in 13 European countries and three Latin American countries. UGC’s largest operating segments are located in The Netherlands, France, Austria and Chile. At December 31, 2004, we owned approximately 423.8 million shares of UGC common stock, representing an approximate 53.6% economic interest and a 91.0% voting interest. As further described in note 5 to the accompanying consolidated financial statements, we began consolidating UGC on January 1, 2004. Prior to that date, we used the equity method to account for our investment in UGC. As discussed in greater detail in note 1 to the accompanying consolidated financial statements, we have entered into a merger agreement with UGC, whereby Liberty Global, a newly-formed holding company, would acquire all of the capital stock of our company and all of the capital stock of UGC not owned by our company.
Liberty Cablevision Puerto Rico is a wholly-owned subsidiary that owns and operates cable television systems in Puerto Rico. Pramer is a wholly-owned Argentine programming company that supplies programming services to cable television and DTH satellite distributors in Latin America and Spain.

Significant equity method investments at December 31, 2004:

Super Media JPC
On December 28, 2004, our 45.45% ownership interest in J-COM, and a 19.78% interest in J-COM owned by Sumitomo were combined in Super Media. As a result of these transactions, we held a 69.68% noncontrolling interest in Super Media, and Super Media held a 65.23% controlling interest in J-COM at December 31, 2004. Subject to certain conditions, Sumitomo has the obligation to contribute to Super Media substantially all of its remaining 12.25% equity interest in J-COM during 2005. At December 31, 2004, we accounted for our 69.68% interest in Super Media using the equity method. As a result of a change in the corporate governance of Super Media that occurred on February 18, 2005, we will begin accounting for Super Media as a consolidated subsidiary effective January 1, 2005. J-COM owns and operates broadband businesses in Japan. For additional information, see note 6 to the accompanying consolidated financial statements.
JPC is a joint venture between Sumitomo and our company that primarily develops, manages and distributes pay television services in Japan on a platform-neutral basis through various distribution infrastructures, principally cable and DTH service providers.
We believe our primary opportunities in our international markets include continued growth in subscribers; increasing the average revenue per unit by continuing to rollout broadband communication services such as telephone, Internet access and digital video; developing foreign programming businesses; and maximizing operating efficiencies on a regional basis. Potential impediments to achieving these goals include increasing price competition for broadband services; competition from alternative video distribution technologies; and availability of sufficient capital to finance the rollout of new services.
Results of Operations
Due to the January 1, 2004 change from the equity method to the consolidation method of accounting for our investment in UGC, our historical revenue and expenses for 2004 are not comparable to prior year periods. Accordingly, in addition to a discussion of our historical results of operations, we have also included an analysis of our operating results based on the approach we use to analyze our reportable operating segments. As further described below, we believe that our operating segment discussion provides a more meaningful basis for comparing UGC’s operating results than does our historical discussion.
Changes in foreign currency exchange rates have a significant impact on our operating results as all of our operating segments, except Liberty Cablevision Puerto Rico, have functional currencies other than the U.S. dollar. Our primary exposure is currently to the euro as over 50% of our U.S dollar revenue during 2004 was derived from countries where the euro is the functional currency. In addition, our operating results are also significantly impacted by changes in the exchange rates for the Japanese yen, Chilean peso and, to a lesser degree, other local currencies in Europe.
Discussion and Analysis of Historical Operating Results

Years ended December 31, 2004 and 2003
As noted above, we began consolidating UGC effective January 1, 2004. Unless otherwise indicated in the discussion below, the significant increases in our historical revenue, expenses and other items during 2004, as compared to 2003, are primarily attributable to this change in our consolidated reporting entities.

Stock-based compensation charges
We incurred stock-based compensation expense of $142,762,000 and $4,088,000 during 2004 and 2003, respectively. The 2004 amount, which includes $116,661,000 of compensation expense related to UGC stock incentive awards, is primarily a function of higher UGC and LMI stock prices and additional vesting of stock incentive awards. As a result of adjustments to certain terms of UGC and LMI stock incentive awards that were outstanding at the time of their respective rights offerings in February 2004 and July 2004, most of the UGC and LMI stock incentive awards outstanding at December 31, 2004 are accounted for as variable-plan awards. A $50,409,000 first quarter 2004 charge was recorded by UGC to reflect a change from fixed-plan accounting to variable-plan accounting. Due to the use of variable-plan accounting by LMI and UGC, stock compensation expense with respect to LMI and Liberty options held by LMI employees and UGC stock incentive awards held by UGC employees is subject to adjustment based on the market value of the underlying common stock and vesting schedules, and ultimately on the final determination of market value when the incentive awards are exercised.

Impairment of long-lived assets
We recorded charges to reflect the impairment of long-lived assets of $69,353,000 during 2004. This amount includes a $26,000,000 charge to write-off enterprise level goodwill associated with Pramer. This charge was triggered by our third quarter 2004 determination that it was more-likely-than-not that we would sell Pramer. Other impairment charges during 2004 include $16,111,000 related to the write-down of certain of UGC’s long-lived telecommunications assets in Norway and $10,955,000 related to the write-down of certain of UGC’s tangible fixed assets in The Netherlands.

Restructuring and Other Charges
During 2004, UGC recorded aggregate restructuring and other charges of $29,018,000, including (i) $21,660,000 related to its operations in The Netherlands, (ii) $4,172,000 relating to certain of its other operations in Europe and (iii) $3,186,00 for certain benefits of the former Chief Executive Officer of UGC. For additional information, see note 17 to the accompanying consolidated financial statements.

Interest and dividend income
Interest and dividend income increased $40,733,000 during 2004, as compared to 2003. The increase includes $23,823,000 that is attributable to the January 1, 2004 consolidation of UGC. The remaining increase is primarily attributable to dividend income on the ABC Family preferred stock, a 99.9% interest in which was contributed by Liberty to our company in connection with the spin off.

Share of earnings of affiliates, net
Our share of earnings of affiliates increased $24,971,000 during 2004, as compared to 2003. Such increase primarily is attributable to increases in our share of the net earnings of J-COM and, to a lesser extent, JPC. Such increases were partially offset by write-downs of our investments in Torneos y Competencias S.A. (Torneos), and another programming entity that operates in Latin America to reflect other-than-temporary declines in the fair values of these investments. The increase in J-COM’s net earnings is primarily attributable to revenue growth due to increases in the subscribers to J-COM’s telephone, Internet and cable television services. For additional discussion of J-COM’s operating results, see “Discussion and Analysis of Reportable Segments” below. During 2003, we did not recognize our share of UGC’s losses as our investment in UGC previously had been reduced to zero and we had no commitment to make additional investments in UGC. For additional information, see note 6 to the accompanying consolidated financial statements.

Realized and unrealized gains (losses) on derivative instruments, net
The details of our realized and unrealized gains (losses) on derivative instruments are as follows:

	Year ended December 31,

	2004	2003

	as restated (1)
	amounts in thousands
Foreign exchange derivatives	$196	(22,626)
Total return debt swaps	2,384	37,804
Cross-currency and interest rate swaps	(43,779)	—
Interest rate caps	(20,318)	—
Embedded equity and other derivatives	23,032	—
Variable forward transaction	1,013	—
Call agreements on LMI common stock	1,713	—
Other	(16)	(2,416)

	$(35,775)	12,762

(1)	See note 23 to the accompanying consolidated financial statements.

For additional information concerning our derivative instruments, see note 8 to the accompanying consolidated financial statements.

Foreign currency transaction gains (losses), net
The details of our foreign currency transaction gains (losses) are as follows:

	Year ended December 31,

	2004	2003

	as restated (1)
	amounts in thousands
Repayment of yen denominated shareholder loans(2)	$56,061	—
U.S. dollar debt issued by UGC’s European subsidiaries	35,684	—
Intercompany notes denominated in a currency other than the entities’ functional currency	46,349
U.S. dollar debt issued and cash held by VTR	3,929	—
Euro denominated debt issued by UGC	(51,903)	—
Euro denominated cash held by UGC	26,192	—
Pramer (primarily U.S. dollar denominated debt)	(730)	2,461
Telewest bonds	333	1,750
Yen denominated cash held by LMI	7,408	—
Other	(5,666)	1,201

	$117,657	5,412

(1)	See note 23 to the accompanying consolidated financial statements.

(2)	On December 21, 2004, we received cash proceeds of ¥43,809 million ($420,188,000 at December 21, 2004) in connection with the repayment by J-COM and another affiliate of all principal and interest due to our company pursuant to then outstanding shareholder loans. In connection with this transaction, we recognized in our statement of operations the foreign currency translation gains that previously had been reflected in accumulated other comprehensive earnings.
Through December 31, 2004, we have incurred cumulative translation losses with respect to our equity method investments in Torneos, an Argentine programming company, and Metrópolis, a Chilean cable company, of $86,446,000 and $30,338,000, respectively. Such amounts are included in other comprehensive earnings, net of taxes, in our December 31, 2004 consolidated balance sheet. Upon any disposition of all or a part of these investments, we would recognize the pro rata share of such losses in our statements of operations. Neither investment was deemed to be held for sale at December 31, 2004.

Gains on exchanges of investment securities
During 2004, we recognized pre-tax gains aggregating $178,818,000 on exchanges of investment securities, including a $168,301,000 gain that is attributable to the July 19, 2004 conversion of our investment in Telewest Communications plc Senior Notes and Senior Discount Notes into 18,417,883 shares or approximately 7.5% of the issued and outstanding common stock of Telewest. This gain represents the excess of the fair value of the Telewest common stock received over our cost basis in the Senior Notes and Senior Discount Notes.

Other-than-temporary declines in fair values of investments
We recognized other-than-temporary declines in fair values of investments of $18,542,000 and $6,884,000 during 2004 and 2003, respectively. The 2004 amount includes a $12,429,000 charge recognized during the third quarter of 2004 in connection with our decision to dispose of all remaining Telewest shares during the fourth quarter of 2004.

Gains on extinguishment of debt
During 2004, we recognized gains on extinguishment of debt of $35,787,000. Such gains included a $31,916,000 gain recognized by UGC in connection with the first quarter 2004 consummation of UPC Polska’s plan of reorganization and emergence from U.S. bankruptcy proceedings. For additional information, see note 10 to the accompanying consolidated financial statements.

Gains (losses) on disposition of investments, net
We recognized net gains on dispositions of investments of $43,714,000 and $3,759,000 during 2004 and 2003, respectively. The 2004 amount includes (i) a $37,174,000 gain on the sale of News Corp. Class A common stock, (ii) a $25,256,000 gain in connection with the contribution to JPC of certain indirect interests in an equity method affiliate, (iii) a $16,407,000 net loss on the disposition of 18,417,883 Telewest shares, (iv) a $10,000,000 loss on the sale of Sky Multi-Country, and a (v) a $6,878,000 gain associated with the redemption of our investment in certain bonds. For additional information, see notes 6 and 7 to the accompanying consolidated financial statements.

Income tax benefit (expense)
We recognized income tax benefit (expense) of $17,449,000 and ($27,975,000) during 2004 and 2003, respectively. The 2004 tax benefit differs from the expected tax benefit of $80,110,000 (based on the U.S. federal 35% income tax rate) due primarily to (i) the reduction of UGC’s deferred tax assets as a result of tax rate reductions in The Netherlands, France, the Czech Republic, and Austria; (ii) the impact of certain permanent differences between the financial and tax accounting treatment of interest and other items associated with cross jurisdictional intercompany loans and investments; (iii) the realization of taxable foreign currency gains in certain jurisdictions not recognized for financial reporting purposes, (iv) a net increase in UGC’s valuation allowance associated with reserves established against currently arising tax loss carryforwards that were only partially offset by the release of valuation allowances in other jurisdictions. Certain of the released valuation allowances were related to deferred tax assets that were recorded in purchase accounting and accordingly, such valuation allowances were reversed against goodwill. The items mentioned above were partially offset by (i) the reversal of a deferred tax liability originally recorded for a gain on extinguishment of debt in a 2002 merger transaction as a result of the emergence of Old UGC from bankruptcy in November 2004; (ii) the recognition of tax losses or deferred tax assets for the sale of investments or subsidiaries and (iii) a deferred tax benefit that we recorded during the third quarter of 2004 to reflect a reduction in the estimated blended state tax rate used to compute our net deferred tax liabilities. Such reduction represents a change in estimate that resulted from our re-evaluation of this rate upon our becoming a separate tax paying entity in connection with the spin off. The difference between the actual tax expense and the expected tax expense of $17,111,000 (based on the U.S. Federal 35% income tax rate) during 2003 is primarily attributable to foreign, state and local taxes. For additional details, see note 11 to the accompanying consolidated financial statements.

Years ended December 31, 2003 and 2002

Revenue
Revenue increased $8,135,000 or 8.1% during 2003, as compared to 2002. The increase was due primarily to a $7,495,000 increase in revenue generated by Liberty Cablevision Puerto Rico. The increase in the revenue of Liberty Cablevision Puerto Rico is due primarily to a $3,685,000 increase in revenue from cable television services, a $1,772,000 increase in broadband Internet revenue and a $1,255,000 increase in equipment rental income. The increase in revenue from cable television services is due primarily to the net effect of (i) increases associated with higher rates and an increase in the number of digital cable subscribers and (ii) decreases associated with an approximate 1% decrease in the number of subscribers to basic cable services. The increase in Liberty Cablevision Puerto Rico’s equipment rental revenue is due primarily to the increase in digital cable subscribers.

Operating costs and expenses
Operating costs and expenses increased $6,375,000 or 14.5% during 2003, as compared to 2002. The increase was due primarily to increases in the operating costs and expenses of both Liberty Cablevision Puerto Rico and Pramer. Higher programming rates and an increase in the number of subscribers receiving the digital programming tier of service contributed to an increase in programming costs that accounted for most of the $4,103,000 increase in Liberty Cablevision Puerto Rico’s operating expenses. The increase in Pramer’s operating costs and expenses is attributable to individually insignificant items.

Selling, general and administrative (SG&A) expenses
SG&A expenses decreased $1,932,000 or 4.6% during 2003, as compared to 2002. The decrease is due primarily to a $4,596,000 decrease in SG&A expenses incurred by Pramer, offset by a $2,584,000 increase in SG&A expenses incurred by Liberty Cablevision Puerto Rico. The decrease in Pramer’s SG&A expenses is due primarily to a decrease in bad debt expense as Pramer experienced unusually high bad debt expense during 2002 as a result of poor economic conditions in Argentina and the devaluation of the Argentine peso. The increase in Liberty Cablevision Puerto Rico’s SG&A expense is due to increases in salaries and related personnel costs and other individually insignificant items. The increase in salaries and personnel costs is primarily related to increased headcount required to support Liberty Cablevision Puerto Rico’s launch of its broadband Internet service.

Stock-based compensation charges (credits)
We had stock-based compensation charges of $4,088,000 in 2003 and credits of $5,815,000 in 2002. The stock compensation amounts reflected in our statements of operations during these periods were based on stock appreciation rights held by Liberty employees who performed services for our company. The stock compensation amounts recorded during 2003 and 2002 are primarily a function of the market price of Liberty common stock and the vesting of the awards.

Depreciation and amortization
Depreciation and amortization increased $2,027,000 or 15.5% during 2003, as compared to 2002. The increase in depreciation and amortization is primarily due to an increase in the depreciable tangible assets of Liberty Cablevision Puerto Rico as a result of capital additions.

Impairment of long-lived assets
We recorded charges to reflect the impairment of long-lived assets of $45,928,000 during 2002, including charges of $39,000,000 and $5,000,000 to reflect the write-off of enterprise goodwill associated with our investments in Metrópolis and Torneos, respectively. We recorded the Metrópolis impairment in connection with an evaluation of the carrying value of our investment in Metrópolis as more fully described below. The Torneos impairment resulted primarily from the devaluation of the Argentine peso.

Interest and dividend income
We recognized interest and dividend income of $24,874,000 and $25,883,000 during 2003 and 2002, respectively. The $1,009,000 decrease during 2003 is primarily attributable to a decrease in interest income from the Belmarken Loan that was largely offset by increases in (i) interest income earned on shareholder loans to J-COM and (ii) other sources of interest income. The Belmarken Loan represented debt of a UGC subsidiary, and we contributed the Belmarken Loan to UGC in connection with the 2002 UGC Transaction.

Share of earnings (losses) of affiliates, net
A summary of our share of earnings (losses) of affiliates, net, is included below:

	Year ended December 31,

	2003	2002

	amounts in thousands
J-COM	$20,341	(21,595)
JPC	11,775	5,801
Metrópolis	(8,291)	(80,394)
UGC	—	(190,216)
Other	(10,086)	(44,821)

	$13,739	(331,225)

Included in share of losses in 2003 and 2002 are adjustments for other-than-temporary declines in value aggregating $12,616,000 and $72,030,000, respectively. The 2002 amount includes $66,555,000 associated with Metrópolis. The Metrópolis impairment was recorded as a result of a decline in value associated with increased competition and subscriber losses.
As noted above, we did not recognize our share of UGC’s losses during 2003 as our investment in UGC previously had been reduced to zero and we had no commitment to make additional investments in UGC.

Realized and unrealized gains (losses) on derivative instruments, net
The details of our realized and unrealized gains (losses) on derivative instruments, net, are as follows:

	Year ended December 31,

	2003	2002

	amounts in thousands
Foreign exchange derivatives	$(22,626)	(11,239)
Total return debt swaps	37,804	(1,088)
Other	(2,416)	(4,378)

	$12,762	(16,705)

Foreign currency transaction gains (losses), net
The details of our foreign currency transaction gains (losses), net are as follows:

	Year ended December 31,

	2003	2002

	amounts in thousands
Pramer (primarily U.S. dollar denominated debt) (a)	$2,461	(12,290)
Telewest bonds	1,750	3,603
Other	1,201	420

	$5,412	(8,267)

(a)	The foreign currency losses experienced by Pramer during 2002 are attributable to the devaluation of the Argentine peso.

Gains on exchanges of investment securities
On January 30, 2002, our company and UGC completed the 2002 UGC Transaction pursuant to which UGC was formed to own Old UGC. Upon consummation of the 2002 UGC Transaction, all shares of Old UGC common stock were exchanged for shares of common stock of UGC. In addition, we contributed to UGC

(i) cash consideration of $200,000,000, (ii) the Belmarken Loan, with an accreted value of $891,671,000 and a carrying value of $495,603,000 and (iii) Senior Notes and Senior Discount Notes of UPC, a subsidiary of Old UGC, with an aggregate carrying amount of $270,398,000, in exchange for 281.3 million shares of UGC Class C common stock with a fair value of $1,406,441,000. We accounted for the 2002 UGC Transaction as the acquisition of an additional noncontrolling interest in UGC in exchange for monetary financial instruments. Accordingly, we calculated a $440,440,000 gain on the transaction based on the difference between the estimated fair value of the financial instruments and their carrying value. Due to our continuing indirect ownership in the assets contributed to UGC, we limited the amount of gain we recognized to the minority shareholders’ attributable share (approximately 28%) of such assets or $122,618,000 (before deferred tax expense of $47,821,000).

Other-than-temporary declines in fair values of investments
During 2003 and 2002, we determined that certain of our cost investments experienced other-than-temporary declines in value. As a result, the cost bases of such investments were adjusted to their respective fair values based on quoted market prices and discounted cash flow analysis. These adjustments are reflected as other-than-temporary declines in fair value of investments in the consolidated statements of operations. The details of our other-than-temporary declines in fair value of investments are as follows:

	Year ended
	December 31,

	2003	2002

	amounts in
	thousands
Sky Latin America	$6,884	105,250
Telewest bonds	—	141,271
Other	—	865

	$6,884	247,386

The impairment of our investment in Sky Latin America was primarily a function of economic conditions in the countries in which Sky Latin America operates. The amount of the Sky Latin America impairment was based on discounted cash flow analysis. The carrying value of the Telewest bonds was reduced based on quoted market prices at the balance sheet date.

Income tax benefit (expense)
We recognized income tax benefit (expense) of ($27,975,000) and $166,121,000 during 2003 and 2002, respectively. The 2003 tax expense differs from the expected tax expense of $17,111,000 (based on the U.S. federal 35% income tax rate) primarily due to foreign, state and local taxes. The 2002 tax expense differs from the expected tax benefit of $173,593,000 (based on the U.S. federal 35% income tax rate) as the effect of state, local and foreign tax benefits was more than offset by the impact of certain non-deductible expenses and other individually insignificant items. For additional information, see note 11 to the accompanying consolidated financial statements.

Cumulative effect of accounting change, net of taxes
We and our subsidiaries adopted Statement 142 effective January 1, 2002. Upon adoption, we determined that the carrying value of certain of our reporting units (including allocated goodwill) was not recoverable. Accordingly, in the first quarter of 2002, we recorded an impairment loss of $238,267,000, after deducting taxes of $103,105,000, as the cumulative effect of a change in accounting principle. This transitional impairment loss includes a pre-tax adjustment of $264,372,000 for our proportionate share of transition adjustments that UGC recorded.

Discussion and Analysis of Reportable Segments
For purposes of evaluating the performance of our operating segments, we compare and analyze 100% of the revenue and operating cash flow of our reportable operating segments regardless of whether we use the consolidation or equity method to account for such reportable segments. Accordingly, in the following tables, we have presented 100% of the revenue, operating expenses, SG&A expenses and operating cash flow of our reportable segments, notwithstanding the fact that we used the equity method to account for (i) UGC during the 2003 and 2002 periods and (ii) J-COM for all periods presented. The revenue, operating expenses, SG&A expenses and operating cash flow of UGC for the 2003 and 2002 periods and J-COM for all periods presented are then eliminated to arrive at the reported amounts. It should be noted, however, that this presentation is not in accordance with GAAP since the results of operations of equity method investments are required to be reported on a net basis. Further, we could not, among other things, cause any noncontrolled affiliate to distribute to us our proportionate share of the revenue or operating cash flow of such affiliate. For additional information concerning our operating segments, including a discussion of our performance measures and a reconciliation of operating cash flow to pre-tax earnings (loss), see note 20 to the accompanying consolidated financial statements.
The tables presented below in this section provide a separate analysis of each of the line items that comprise operating cash flow (revenue, operating expenses and SG&A expenses) as well as an analysis of operating cash flow by operating segment for 2004 compared to 2003 and 2003 compared to 2002. In each case, the tables present (i) the amounts reported by each of our operating segments for the comparative periods, (ii) the U.S. dollar change and percentage change from period to period, and (iii) the U.S. dollar equivalent of the change and the percentage change from period to period, after removing foreign currency effects (FX). The comparisons that exclude FX assume that exchange rates remained constant during the periods that are included in each table.
All of the reportable segments set forth below provide broadband communications services. The UPC Broadband operating segments provide video, voice and Internet access services in 13 European countries. Other Western Europe includes our operating segments in Ireland, Norway, Sweden, Belgium and, in 2002 only, Germany. Other Central and Eastern Europe includes our operating segments in Poland, Czech Republic, Slovak Republic, Romania and Slovenia. VTR provides video, voice and Internet access services in Chile. J-COM provides video, voice and Internet access services in Japan. Our corporate and other category includes (i) certain operating segments that are not required to be separately reported, which provide video programming and other services in Europe (chellomedia) and Argentina (Pramer) and broadband services in Puerto Rico, Brazil and Peru, and (ii) our corporate segment.
We acquired Noos on July 1, 2004. Accordingly, increases in the amounts presented for France during 2004, as compared to the corresponding prior year periods, are primarily attributable to the Noos acquisition. In addition, we have included Chorus Communications Limited (Chorus), a wholly owned subsidiary of PHL and a cable operator in Ireland, in our consolidated financial statements since June 1, 2004. Accordingly, increases in the amounts presented for Other Western Europe during 2004, as compared to 2003, are partially attributable to the operations of Chorus since June 1, 2004. In addition, the third quarter 2002 deconsolidation of UPC Broadband’s operations in Germany factors into the 2003 to 2002 comparisons. For additional information concerning the Noos acquisition and the PHL transactions, see note 5 to the accompanying consolidated financial statements.

Revenue of our Reportable Segments

Revenue — Years ended December 31, 2004 and 2003

					Increase (decrease)
	Year ended December 31,		Increase (decrease)		excluding FX

	2004	2003	$	%	$	%

	amounts in thousands, except % amounts
Europe (UPC Broadband)
The Netherlands	$730,483	617,488	112,995	18.3	47,547	7.7
France	312,948	113,842	199,106	174.9	187,571	164.8
Austria	306,479	266,387	40,092	15.1	12,520	4.7
Other Western Europe	287,543	203,403	84,140	41.4	67,302	33.1

Total Western Europe	1,637,453	1,201,120	436,333	36.3	314,940	26.2

Hungary	217,429	165,310	52,119	31.5	31,078	18.8
Other Central and Eastern Europe	252,064	197,108	54,956	27.9	36,571	18.6

Total Central and Eastern Europe	469,493	362,418	107,075	29.5	67,649	18.7

Total Europe (UPC Broadband)	2,106,946	1,563,538	543,408	34.8	382,589	24.5

Japan (J-COM)	1,504,709	1,233,492	271,217	22.0	156,706	12.7

Chile (VTR)	299,951	229,835	70,116	30.5	36,314	15.8

Corporate and other	284,748	261,716	23,032	8.8	7,583	2.9

Intersegment eliminations	(47,361)	(55,169)	N.M.	N.M.	N.M.	N.M.

Total LMI before elimination of equity affiliates	4,148,993	3,233,412	N.M.	N.M.	N.M.	N.M.

Elimination of equity affiliates	(1,504,709)	(3,125,022)	N.M.	N.M.	N.M.	N.M.

Total consolidated LMI	$2,644,284	108,390	N.M.	N.M.	N.M.	N.M.

N.M. — Not Meaningful

The Netherlands
The Netherlands’ revenue increased 18.3% in 2004, as compared to 2003. Excluding the effects of foreign exchange fluctuations, such increase was 7.7%. The local currency increase is primarily attributable to an increase in the average monthly revenue per subscriber, due primarily to higher average rates for cable television services and the increased penetration of broadband Internet services. These factors were somewhat offset by reduced tariffs for telephone services as lower outbound interconnect rates were passed through to the customer to maintain the product at a competitive level in the market. The average number of subscribers in 2004 was slightly higher than the comparable number in 2003 as increases in broadband Internet and telephone subscribers were largely offset by a decline in cable television subscribers.
UGC previously announced that it would increase rates for analog video customers in The Netherlands towards a standard rate, effective January 1, 2004. As previously reported, UGC has been enjoined from, or has voluntarily waived, implementing these rate increases in certain cities within The Netherlands. Thus far, UGC has reached agreement with most of these municipalities, including the municipality of Amsterdam, allowing it to increase its cable tariffs to a standard rate of €15.20. UGC is continuing to negotiate with the other municipalities.

France
France’s revenue in 2004 includes $184,042,000 generated by Noos. Excluding the increase associated with the Noos acquisition and the $11,535,000 increase associated with foreign exchange fluctuations, France’s revenue increased $3,529,000 or 3.1% in 2004, as compared to 2003. This 3.1% increase is primarily attributable to an increase in the average number of subscribers in 2004, as compared to 2003. Cable television, broadband Internet and telephone services all contributed to this subscriber increase. A decrease in the average monthly revenue per telephone subscriber partially offset the positive impact of the subscriber increases. The lower telephone revenue is attributable to lower tariffs from telephone services, as lower outbound interconnect rates were passed through to the customer to maintain the service at a competitive level in the market, as well as reduced outbound telephone traffic as more customers migrate from dial-up Internet access to broadband Internet access and migrate from fixed-line telephone usage to cellular phone usage.

Austria
Austria’s revenue increased 15.1% in 2004, as compared to 2003. Excluding the effects of foreign exchange fluctuations, such increase was 4.7%. The local currency increase is primarily attributable to growth in the average number of subscribers in 2004, as compared to 2003. This subscriber growth is primarily attributable to an increase in the average number of subscribers to broadband Internet service.

Other Western Europe
Other Western Europe’s revenue in 2004 includes $48,693,000 of revenue generated by Chorus. Excluding the increase associated with the 2004 Chorus acquisition and the $16,838,000 increase associated with foreign exchange fluctuations, Other Western Europe’s revenue increased $18,609,000 or 9.1%, during 2004, as compared to 2003. This increase is due primarily to increases in the average monthly revenue per subscriber across all of the Other Western Europe countries. An overall increase in the average number of broadband Internet and cable television subscribers in 2004, as compared to 2003, also contributed to the increase.
        Hungary
Revenue in Hungary increased 31.5% during 2004, as compared to 2003. Excluding the effects of foreign exchange fluctuations, such increase was 18.8%. This increase is due to increases in both the average monthly revenue per subscriber and the average number of subscribers in 2004, as compared to 2003, which resulted primarily from growth in direct-to-home satellite distribution (DTH) and analog television services and, to a lesser extent, broadband Internet services.
        Other Central and Eastern Europe
Revenue in Other Central and Eastern Europe increased 27.9% during 2004, as compared to 2003. Excluding the effects of foreign exchange fluctuations, such increase was 18.6%. This increase is due primarily to an increase in the average monthly revenue per subscriber and the average number of subscribers, which resulted primarily from the continued successful sale of broadband Internet services. An overall increase in the average number of broadband Internet, analog television and DTH subscribers in 2004, as compared to 2003, also contributed to the increase.

Japan (J-COM)
J-COM’s revenue increased 22.0% during 2004, as compared to 2003. Excluding the effects of foreign exchange fluctuations, such increase was 12.7%. The local currency increase is primarily attributable to a significant increase in the average number of subscribers in 2004, as compared to 2003. Most of this subscriber increase is attributable to growth within J-COM’s telephone and broadband Internet services. An increase in average revenue per household per month also contributed to the increase in local currency revenue. The increase in average revenue per household per month is primarily attributable to the full-year effect of cable television service price increases implemented during 2003 and increased penetration of J-COM’s higher-priced broadband Internet service. These factors were somewhat offset by a reduction in the price for one of J-COM’s lower-priced broadband Internet services and a decrease in customer call volumes for J-COM’s telephone service.

Chile (VTR)
Chile’s revenue increased 30.5% during 2004, as compared to 2003. Excluding the effects of foreign exchange fluctuations, such increase was 15.8%. This 15.8% increase is due primarily to growth in the average number of subscribers to cable television, broadband Internet and telephone services during 2004, as compared to 2003. This subscriber growth is due primarily to improved direct sales, mass marketing initiatives and lower subscriber churn. Chile’s average monthly revenue per subscriber remained relatively flat from period to period due primarily to significant competition in Chile’s markets.

Revenue — Years ended December 31, 2003 and 2002

					Increase (decrease)
	Year ended December 31,		Increase (decrease)		excluding FX

	2003	2002	$	%	$	%

	amounts in thousands, except % amounts
Europe (UPC Broadband)
The Netherlands	$617,488	486,201	131,287	27.0	29,172	6.0
France	113,842	92,693	21,149	22.8	2,317	2.5
Austria	266,387	203,663	62,724	30.8	18,737	9.2
Other Western Europe	203,403	183,857	19,546	10.6	(8,923)	(4.9)

Total Western Europe	1,201,120	966,414	234,706	24.3	41,303	4.3

Hungary	165,310	123,859	41,451	33.5	20,189	16.3
Other Central and Eastern Europe	197,108	160,038	37,070	23.2	19,200	12.0

Total Central and Eastern Europe	362,418	283,897	78,521	27.7	39,389	13.9

Total Europe (UPC Broadband)	1,563,538	1,250,311	313,227	25.1	80,692	6.5

Japan (J-COM)	1,233,492	930,736	302,756	32.5	211,703	22.7

Chile (VTR)	229,835	186,426	43,409	23.3	42,319	22.7

Corporate and other	261,716	240,222	21,494	8.9	(420)	(0.2)

Intersegment eliminations	(55,169)	(61,683)	N.M.	N.M.	N.M.	N.M.

Total LMI before elimination of equity affiliates	3,233,412	2,546,012	N.M.	N.M.	N.M.	N.M.

Elimination of equity affiliates	(3,125,022)	(2,445,757)	N.M.	N.M.	N.M.	N.M.

Total consolidated LMI	$108,390	100,255	N.M.	N.M.	N.M.	N.M.

N.M. — Not Meaningful

The Netherlands
The Netherlands’ revenue increased 27.0% in 2003, as compared to 2002. Excluding the effects of foreign exchange fluctuations, such increase was 6.0%. The local currency increase is due primarily to rate increases for cable television services. The average number of subscribers in 2003 increased slightly over the comparable number in 2002 as increases in broadband Internet subscribers were somewhat offset by decreases in cable television and telephone subscribers.

France
France’s revenue increased 22.8% in 2003, as compared to 2002. Excluding the effects of foreign exchange fluctuations, revenue increased 2.5% in 2003, as compared to 2002. This local currency increase is primarily attributable to increases in the average number of subscribers to cable television, and to a lesser extent, broadband Internet and telephone services in 2003, as compared to 2002. France’s average monthly revenue per subscriber declined slightly as the positive impact of increased penetration of broadband Internet services was more than offset by lower telephony revenue and an increase in the proportion of subscribers to lower-priced tiers within the total number of subscribers for cable television services.

Austria
Austria’s revenue increased 30.8% in 2003, as compared to 2002. Excluding the effects of foreign exchange fluctuations, such increase was 9.2%. The local currency increase is due primarily to increases in the average number of broadband Internet and telephone subscribers during 2003, as compared to 2002. An increase in the average monthly revenue per subscriber, due primarily to the increased penetration of broadband Internet services, also contributed to the increase.

Other Western Europe
Other Western Europe’s revenue increased 10.6% during 2003, as compared to 2002. Excluding the $28,069,000 decrease associated with the third quarter 2002 deconsolidation of UPC Broadband’s operations in Germany and the $28,469,000 effect of foreign exchange fluctuations, such revenue increased $19,146,000, or 12.3%, during 2003, as compared to 2002. This increase is due primarily to increases in the average monthly revenue per subscriber across all of the Other Western Europe countries. An overall increase in the average number of broadband Internet and cable television subscribers in 2003, as compared to 2002, also contributed to the increase.
        Hungary
Revenue in Hungary increased 33.5% during 2003, as compared to 2002. Excluding the effects of foreign exchange fluctuations, such increase was 16.3%. This increase is due to increases in both the average monthly revenue per subscriber and the average number of subscribers. The increase in the average number of subscribers reflects growth in DTH, analog television and broadband Internet services. The increase in the average monthly revenue per subscriber primarily results from the increased penetration of DTH television and broadband Internet services.
        Other Central and Eastern Europe
Revenue in Other Central and Eastern Europe increased 23.2%. Excluding the effects of foreign exchange fluctuations, such increase was 12.0%. This increase is due primarily to increases in the average monthly revenue per subscriber across all of the Other Central and Eastern Europe countries.

Japan (J-COM)
J-COM’s revenue increased 32.5% during 2003, as compared to 2002. Excluding the effects of foreign exchange fluctuations, such increase was 22.7%. The local currency increases are primarily attributable to a significant increase in the average number of subscribers in 2003, as compared to 2002. Most of this subscriber increase is attributable to growth within J-COM’s telephone and broadband Internet services. An increase in average revenue per household per month during 2003, as compared to 2002, also contributed to the increase in local currency revenue. The increases in average revenue per household per month is primarily attributable to the effect of cable television service price increases and increased penetration of J-COM’s higher-priced broadband Internet service. These factors were somewhat offset by a reduction in the prices for J-COM’s lower-priced broadband Internet services and a decrease in customer call volumes for J-COM’s telephone service.

Chile (VTR)
Chile’s revenue increased 23.3% in 2003, as compared to 2002. Excluding the effects of foreign exchange fluctuations, such increase was 22.7%. The local currency increase was primarily due to an increase in the average number of subscribers in 2003, as compared to 2002. The subscriber increase is attributable to the increased effectiveness of Chile’s direct sales force and mass marketing initiatives for its broadband Internet services, and to increased premium tier customers. In addition, Chile’s average monthly revenue per subscriber was favorably impacted by a decrease in promotions and price discounts.
Operating Expenses of our Reportable Segments

Operating expenses — Years ended December 31, 2004 and 2003

					Increase (decrease)
	Year ended December 31,		Increase (decrease)		excluding FX

	2004	2003	$	%	$	%

	amounts in thousands, except % amounts
Europe (UPC Broadband)
The Netherlands	$205,802	204,186	1,616	0.8	(17,356)	(8.5)
France	165,489	64,676	100,813	155.9	94,015	145.4
Austria	115,373	100,720	14,653	14.5	4,029	4.0
Other Western Europe	108,540	82,212	26,328	32.0	19,670	23.9

Total Western Europe	595,204	451,794	143,410	31.7	100,358	22.2

Hungary	93,247	73,800	19,447	26.4	10,184	13.8
Other Central and Eastern Europe	103,255	83,529	19,726	23.6	12,069	14.4

Total Central and Eastern Europe	196,502	157,329	39,173	24.9	22,253	14.1

Total Europe (UPC Broadband)	791,706	609,123	182,583	30.0	122,611	20.1

Japan (J-COM)	502,488	429,911	72,577	16.9	34,243	8.0

Chile (VTR)	116,131	96,965	19,166	19.8	5,818	6.0

Corporate and other	197,213	174,855	22,358	12.8	7,652	4.4

Intersegment eliminations	(36,758)	(45,505)	N.M.	N.M.	N.M.	N.M.

Total LMI before elimination of equity affiliates	1,570,780	1,265,349	N.M.	N.M.	N.M.	N.M.

Elimination of equity affiliates	(502,488)	(1,215,043)	N.M.	N.M.	N.M.	N.M.

Total consolidated LMI	$1,068,292	50,306	N.M.	N.M.	N.M.	N.M.

N.M. — Not Meaningful

General
Operating expenses include programming, network operations and other direct costs. Programming costs, which represent a significant portion of our operating costs, are expected to rise in future periods as a result of the expansion of service offerings and the potential for price increases. Any cost increases that we are not able to pass on to our subscribers through service rate increases would result in increased pressure on our operating margins.

UPC Broadband
Operating expenses for UPC Broadband increased 30.0% in 2004, as compared to 2003. Operating expenses for France and Other Western Europe include $91,622,000 and $11,451,000 incurred by Noos and Chorus, respectively, both of which were acquired in 2004. Excluding the $103,073,000 increase associated with the 2004 Noos and Chorus acquisitions and the $59,972,000 increase associated with foreign exchange rate fluctuations, UPC Broadband’s operating expenses increased $19,538,000 or 3.2% in 2004, as compared to 2003, primarily due to the net effect of the following factors:

(i) an increase in customer operation expenses as a result of higher numbers of new and reconnecting subscribers during 2004, as compared to 2003. This higher activity level required UGC to hire additional staff and use outsourced contractors;

(ii) an increase in direct programming costs related to subscriber growth and, in certain markets, an increase in channels on the analog and digital platforms;

(iii) a decrease due to net cost reductions across network operations, customer care and billing and collection activities. These reductions were due to improved cost controls across all aspects of the business, including more effective procurement of support services, lower billing and collections charges, with bad debt charges in particular reduced in The Netherlands, and the increasing operational leverage of the business;

(iv) an increase in intercompany costs for broadband Internet services under the revenue sharing agreement between UPC Broadband and chellomedia;

(v) a decrease related to reduced telephone direct costs in 2004, as compared to 2003, primarily due to decreases in outbound interconnect rates;

(vi) an increase due to annual wage increases; and

(vii) a decrease due to cost savings in The Netherlands resulting from a restructuring plan implemented in the second quarter of 2004 whereby the management structure was changed from a three-region model to a centralized management organization.

Japan (J-COM)
J-COM operating expenses increased 16.9% during 2004, as compared to 2003. Excluding the effects of foreign exchange fluctuations, such increase was 8.0%. These local currency increases primarily are due to an increase in programming costs as a result of subscriber growth and improved service offerings. Increases in network maintenance and technical support costs associated with the expansion of J-COM’s network also contributed to the increases.

Chile (VTR)
Chile’s operating expenses increased 19.8% for 2004, as compared to 2003. Excluding the effects of foreign exchange fluctuations, such increase was 6.0%. The local currency increase primarily is due to increases in (i) domestic and international access charges, (ii) programming costs, and (iii) the cost of maintenance and technical services. Such increased costs were largely driven by subscriber growth.

Operating expenses — Years ended December 31, 2003 and 2002
An analysis of the operating expenses of our reportable segments for the indicated periods is set forth below:

					Increase (decrease)
	Year ended December 31,		Increase (decrease)		excluding FX

	2003	2002	$	%	$	%

	amounts in thousands, except % amounts
Europe (UPC Broadband)
The Netherlands	$204,186	216,772	(12,586)	(5.8)	(45,522)	(21.0)
France	64,676	70,926	(6,250)	(8.8)	(16,668)	(23.5)
Austria	100,720	90,581	10,139	11.2	(6,069)	(6.7)
Other Western Europe	82,212	83,243	(1,031)	(1.2)	(11,623)	(14.0)

Total Western Europe	451,794	461,522	(9,728)	(2.1)	(79,882)	(17.3)

Hungary	73,800	60,577	13,223	21.8	4,119	6.8
Other Central and Eastern Europe	83,529	82,343	1,186	1.4	(5,899)	(7.2)

Total Central and Eastern Europe	157,329	142,920	14,409	10.1	(1,780)	(1.2)

Total Europe (UPC Broadband)	609,123	604,442	4,681	0.8	(81,662)	(13.5)

Japan (J-COM)	429,911	366,828	63,083	17.2	31,348	8.5

Chile (VTR)	96,965	93,243	3,722	4.0	3,730	4.0

Corporate and other	174,855	185,286	(10,431)	(5.6)	(31,091)	(16.8)

Intersegment eliminations	(45,505)	(49,583)	N.M.	N.M.	N.M.	N.M.

Total LMI before elimination of equity affiliates	1,265,349	1,200,216	N.M.	N.M.	N.M.	N.M.

Elimination of equity affiliates	(1,215,043)	(1,156,285)	N.M.	N.M.	N.M.	N.M.

Total consolidated LMI	$50,306	43,931	N.M.	N.M.	N.M.	N.M.

N.M. — Not Meaningful

UPC Broadband
Operating expenses for UPC Broadband increased 0.8% in 2003, as compared to 2002. Excluding the $12,210,000 decrease associated with the third quarter 2002 deconsolidation of UPC Broadband’s operations in Germany and the $86,343,000 increase associated with foreign exchange rate fluctuations, UPC Broadband’s operating expenses decreased $69,452,000 or 11.7% in 2003, as compared to 2002, primarily due to:

(i) a decrease associated with improved cost control across all aspects of the business, including the benefit of restructuring activities, other cost cutting initiatives, continued improvements in processes and systems and organizational rationalization. In addition, more effective procurement processes resulted in improved terms from major vendors; and

(ii) a decrease in billing and collection charges, reflecting improved receivables management and lower bad debt charges, particularly in The Netherlands and France, where reduced bad debt charges accounted for over 75% of the total reduction;

(iii) a decrease in telephone outbound interconnect costs, which offset an increase in intercompany cost for broadband Internet services under the revenue sharing agreement between UPC Broadband and chellomedia;

(iv) a decrease in programming costs resulting from a year over year reduction in the DTH business, due to the closure of an uplink facility, which was only partially offset by the impact of subscriber growth.

Japan (J-COM)
J-COM operating expenses increased 17.2% during 2003, as compared to 2002. Excluding the effects of foreign exchange fluctuations, such increases were 8.5%. The local currency increase primarily is due to an increase in programming costs as a result of video subscriber growth, and to an increase in interconnection charges paid to third parties associated with an increase in telephone revenue. Increases in network maintenance and technical support costs associated with the expansion of J-COM’s network also contributed to the increase.

Chile (VTR)
Operating expenses for Chile increased 4.0% in 2003, as compared to 2002. Excluding the effects of foreign exchange fluctuations, such increase was also 4.0%. This increase is primarily due to increases in variable costs such as domestic and international access charges, programming costs and maintenance and technical service costs. Such increased costs were largely driven by subscriber growth.
SG&A Expenses of our Reportable Segments

SG&A expenses — Years ended December 31, 2004 and 2003

					Increase (decrease)
	Year ended December 31,		Increase (decrease)		excluding FX

	2004	2003	$	%	$	%

	amounts in thousands, except % amounts
Europe (UPC Broadband)
The Netherlands	$148,943	126,357	22,586	17.9	8,845	7.0
France	101,685	37,231	64,454	173.1	60,303	162.0
Austria	68,799	57,714	11,085	19.2	4,733	8.2
Other Western Europe	78,483	46,379	32,104	69.2	28,211	60.8

Total Western Europe	397,910	267,681	130,229	48.7	102,092	38.1

Hungary	41,727	31,029	10,698	34.5	6,516	21.0
Other Central and Eastern Europe	54,331	46,917	7,414	15.8	3,293	7.0

Total Central and Eastern Europe	96,058	77,946	18,112	23.2	9,809	12.6

Total Europe (UPC Broadband)	493,968	345,627	148,341	42.9	111,901	32.4

Japan (J-COM)	412,624	375,263	37,361	10.0	6,009	1.6

Chile (VTR)	75,068	62,919	12,149	19.3	3,775	6.0

Corporate and other	129,411	118,971	10,440	8.8	3,929	3.3

Intersegment eliminations	(10,603)	(9,664)	N.M.	N.M.	N.M.	N.M.

Total LMI before elimination of equity affiliates	1,100,468	893,116	N.M.	N.M.	N.M.	N.M.

Elimination of equity affiliates	(412,624)	(852,779)	N.M.	N.M.	N.M.	N.M.

Total consolidated LMI	$687,844	40,337	N.M.	N.M.	N.M.	N.M.

N.M. — Not Meaningful

General
SG&A expenses include human resources, information technology, general services, management, finance, legal and marketing costs and other general expenses.

UPC Broadband
SG&A expenses for UPC Broadband increased 42.9% in 2004, as compared to 2003. SG&A expenses for France and Other Western Europe include $56,766,000 and $25,525,000 incurred by Noos and Chorus, respectively, both of which were acquired in 2004. Excluding the $82,291,000 increase associated with the 2004 Noos and Chorus acquisitions and the $36,440,000 increase due to exchange rate fluctuations, UPC Broadband’s SG&A expenses increased $29,610,000, or 8.6% in 2004, as compared to 2003, primarily due to:

(i) an increase in marketing expenditures to support subscriber growth and new digital programming services;

(ii) annual wage increases; and

(iii) increased consulting and other information technology support costs associated with the implementation of new customer care systems in several countries and a subscriber management system in Austria.

These increases were partly offset by continuing cost control across all aspects of the business and cost savings resulting from The Netherlands’ restructuring that was implemented during the second quarter of 2004.

Japan (J-COM)
J-COM SG&A expenses increased 10% during 2004 as compared to 2003. Excluding the effects of foreign exchange fluctuations, J-COM SG&A expenses increased 1.6% during 2004 as compared to 2003. This local currency increase primarily is attributable to the net effect of (i) increased labor and other overhead costs associated primarily with increases in J-COM’s subscribers, and (ii) reduced marketing personnel and advertising and promotion expenses.

Chile (VTR)
Chile’s SG&A expenses increased 19.3% during 2004, as compared to 2003. Excluding the effects of foreign exchange fluctuations, such increase was 6.0%. The local currency increase primarily is due to (i) an increase in commissions and marketing costs as a result of subscriber growth and increased competition, (ii) annual wage increases, and (iii) higher legal, accounting and other professional advisory fees due in part to requirements of the Sarbanes-Oxley Act of 2002.

SG&A expenses — Years ended December 31, 2003 and 2002
An analysis of the SG&A expenses of our reportable segments for the indicated periods is set forth below:

					Increase (decrease)
	Year ended December 31,		Increase (decrease)		excluding FX

	2003	2002	$	%	$	%

	amounts in thousands, except % amounts
Europe (UPC Broadband)
The Netherlands	$126,357	118,759	7,598	6.4	(14,489)	(12.2)
France	37,231	35,438	1,793	5.1	(4,713)	(13.3)
Austria	57,714	47,160	10,554	22.4	472	1.0
Other Western Europe	46,379	47,604	(1,225)	(2.6)	(8,568)	(18.0)

Total Western Europe	267,681	248,961	18,720	7.5	(27,298)	(11.0)

Hungary	31,029	27,300	3,729	13.7	(573)	(2.1)
Other Central and Eastern Europe	46,917	44,572	2,345	5.3	(2,209)	(5.0)

Total Central and Eastern Europe	77,946	71,872	6,074	8.5	(2,782)	(3.9)

Total Europe (UPC Broadband)	345,627	320,833	24,794	7.7	(30,080)	(9.4)

Japan (J-COM)	375,263	352,762	22,501	6.4	(5,380)	(1.5)

Chile (VTR)	62,919	51,224	11,695	22.8	11,321	22.1

Corporate and other	118,971	111,502	7,469	6.7	1,719	1.5

Intersegment eliminations	(9,664)	(12,100)	N.M.	N.M.	N.M.	N.M.

Total LMI before elimination of equity affiliates	893,116	824,221	N.M.	N.M.	N.M.	N.M.

Elimination of equity affiliates	(852,779)	(781,952)	N.M.	N.M.	N.M.	N.M.

Total consolidated LMI	$40,337	42,269	N.M.	N.M.	N.M.	N.M.

N.M. — Not Meaningful

UPC Broadband
SG&A expenses for UPC Broadband increased 7.7% in 2003, as compared to 2002. Excluding the $3,409,000 decrease associated with the third quarter 2002 deconsolidation of UPC Broadband’s operations in Germany and the $54,874,000 increase associated with exchange rate fluctuations, UPC Broadband’s SG&A expenses decreased $26,671,000 or 8.4% in 2003, as compared to 2002, primarily due to improved operational cost control resulting from restructuring activities and other cost cutting measures. These cost reductions were partially offset by an increase in marketing expenditures to support subscriber growth.

Japan (J-COM)
J-COM SG&A expenses increased 6.4% during 2003, as compared to 2002. Excluding the effects of foreign exchange fluctuations, J-COM SG&A expenses decreased 1.5% during 2003 as compared to 2002. This decrease was attributable primarily to reduced costs for marketing personnel and advertising and promotion expenses associated with customer acquisitions, expense reductions resulting from scale efficiencies and to continued management focus on limiting expenses. The decrease was partially offset by an increase in labor costs at J-COM’s call centers as a result of the provision of customer support to a larger subscriber base.

Chile (VTR)
SG&A expenses for Chile increased 22.8% in 2003, as compared to 2002. Excluding the effects of foreign exchange fluctuations, SG&A expenses increased 22.1%, primarily due to (i) an increase in commissions and marketing costs as a result of subscriber growth and increased competition, (ii) annual wage increases and (iii) higher professional advisory fees.
Operating Cash Flow of our Reportable Segments
Operating cash flow is the primary measure used by our chief operating decision maker to evaluate segment operating performance and to decide how to allocate resources to segments. As we use the term, operating cash flow is defined as revenue less operating and SG&A expenses (excluding depreciation and amortization, impairment of long-lived assets, restructuring and other charges and stock-based compensation). We believe operating cash flow is meaningful because it provides investors a means to evaluate the operating performance of our segments and our company on an ongoing basis using criteria that is used by our internal decision makers. Our internal decision makers believe operating cash flow is a meaningful measure and is superior to other available GAAP measures because it represents a transparent view of our recurring operating performance and allows management to readily view operating trends, perform analytical comparisons and benchmarking between segments in the different countries in which we operate and identify strategies to improve operating performance. For example, our internal decision makers believe that the inclusion of impairment and restructuring charges within operating cash flow distorts the ability to efficiently assess and view the core operating trends in our segments. In addition, our internal decision makers believe our measure of operating cash flow is important because analysts and investors use it to compare our performance to other companies in our industry. For a reconciliation of total consolidated operating cash flow to our consolidated pre-tax earnings (loss), see note 20 to the accompanying consolidated financial statements. Investors should view operating cash flow as a supplement to, and not a substitute for, operating income, net income, cash flow from operating activities and other GAAP measures of income as a measure of operating performance.

Operating Cash Flow — Years ended December 31, 2004 and 2003
An analysis of the operating cash flow of our reportable segments for the indicated periods is set forth below:

					Increase (decrease)
	Year ended December 31,		Increase (decrease)		excluding FX

	2004	2003	$	%	$	%

	amounts in thousands, except % amounts
Europe (UPC Broadband)
The Netherlands	$375,738	286,945	88,793	30.9	56,058	19.5
France	45,774	11,935	33,839	283.5	33,253	278.6
Austria	122,307	107,953	14,354	13.3	3,758	3.5
Other Western Europe	100,520	74,812	25,708	34.4	19,421	26.0

Total Western Europe	644,339	481,645	162,694	33.8	112,490	23.4

Hungary	82,455	60,481	21,974	36.3	14,378	23.8
Other Central and Eastern Europe	94,478	66,662	27,816	41.7	21,209	31.8

Total Central and Eastern Europe	176,933	127,143	49,790	39.2	35,587	28.0

Total Europe (UPC Broadband)	821,272	608,788	212,484	34.9	148,077	24.3

Japan (J-COM)	589,597	428,318	161,279	37.7	116,454	27.2

Chile (VTR)	108,752	69,951	38,801	55.5	26,721	38.2

Corporate and other	(41,876)	(32,110)	(9,766)	(30.4)	(3,998)	(12.5)

Total LMI before elimination of equity affiliates	1,477,745	1,074,947	N.M.	N.M.	N.M.	N.M.

Elimination of equity affiliates	(589,597)	(1,057,200)	N.M.	N.M.	N.M.	N.M.

Total consolidated LMI	$888,148	17,747	N.M.	N.M.	N.M.	N.M.

N.M. — Not Meaningful
For explanations of the factors contributing to the changes in operating cash flow, see the above analyses of the revenue, operating expenses and SG&A expenses of our reportable segments.

Operating Cash Flow — Years ended December 31, 2003 and 2002
An analysis of the operating cash flow of our reportable segments for the indicated periods is set forth below:

					Increase (decrease)
	Year ended December 31,		Increase (decrease)		excluding FX

	2003	2002	$	%	$	%

	amounts in thousands, except % amounts
Europe (UPC Broadband)
The Netherlands	$286,945	150,670	136,275	90.4	89,183	59.2
France	11,935	(13,671)	25,606	187.3	23,698	173.3
Austria	107,953	65,922	42,031	63.8	24,334	36.9
Other Western Europe	74,812	53,010	21,802	41.1	11,268	21.3

Total Western Europe	481,645	255,931	225,714	88.2	148,483	58.0

Hungary	60,481	35,982	24,499	68.1	16,643	46.3
Other Central and Eastern Europe	66,662	33,123	33,539	101.3	27,308	82.4

Total Central and Eastern Europe	127,143	69,105	58,038	84.0	43,951	63.6

Total Europe (UPC Broadband)	608,788	325,036	283,752	87.3	192,434	59.2

Japan (J-COM)	428,318	211,146	217,172	102.9	65,085	30.8

Chile (VTR)	69,951	41,959	27,992	66.7	27,268	65.0

Corporate and other	(32,110)	(56,566)	24,456	43.2	28,952	51.2

Total LMI before elimination of equity affiliates	1,074,947	521,575	N.M.	N.M.	N.M.	N.M.

Elimination of equity affiliates	(1,057,200)	(507,520)	N.M.	N.M.	N.M.	N.M.

Total consolidated LMI	$17,747	14,055	N.M.	N.M.	N.M.	N.M.

N.M. — Not Meaningful
For explanations of the factors contributing to the changes in operating cash flow, see the above analyses of the revenue, operating expenses and SG&A expenses of our reportable segments.

Liquidity and Capital Resources

Sources and Uses of Cash
Prior to the spin off, cash transfers from Liberty represented our primary source of funds. Due to the spin off, cash transfers from Liberty no longer represent a source of liquidity for us. Although our consolidated operating subsidiaries have generated cash from operating activities and have borrowed funds under their respective bank facilities, we generally are not entitled to the resources of our operating subsidiaries or business affiliates. In this regard, we and each of our operating subsidiaries perform separate assessments of our respective liquidity needs. Accordingly, the current and future liquidity of our corporate and subsidiary operations is discussed separately below. Following the discussion of our sources and uses of liquidity, we present a discussion of our consolidated cash flow statements.

Corporate Liquidity
At December 31, 2004, we and our non-operating subsidiaries held unrestricted cash and cash equivalents of $1,487,963,000. Such cash and cash equivalents represent available liquidity at the corporate level. Our remaining unrestricted cash and cash equivalents at December 31, 2004 of $1,043,523,000 were held by UGC and our other operating subsidiaries. As noted above, we generally do not anticipate that any of the cash held by our operating subsidiaries will be made available to us to satisfy our corporate liquidity requirements. As described in greater detail below, our current sources of liquidity include (i) our cash and cash equivalents, (ii) our ability to monetize certain investments and derivative instruments, and (iii) interest and dividend income received on our cash and cash equivalents and investments. From time to time, we may also receive distributions or loan repayments from our subsidiaries or affiliates and proceeds upon the disposition of investments and other assets or upon the exercise of stock options.
During the 2004 period prior to the spin off, a subsidiary of our company borrowed $116,666,000 from Liberty pursuant to certain notes payable. In connection with the spin off, Liberty also entered into a Short-Term Credit Facility with us. During the third quarter of 2004, all amounts due to Liberty under the notes payable were repaid with proceeds from the LMI Rights Offering and the Short-Term Credit Facility was terminated.
In connection with the spin off, Liberty contributed to our company cash and cash equivalents of $50,000,000 and available-for-sale securities with a fair value of $561,130,000 on the contribution date. For additional information, see note 2 to the accompanying consolidated financial statements.
On July 19, 2004, our investment in Telewest Communications plc Senior Notes and Senior Discount Notes was converted into 18,417,883 shares or approximately 7.5% of the issued and outstanding common stock of Telewest. During the third and fourth quarters of 2004, we sold all of the acquired Telewest shares for aggregate cash proceeds of $215,708,000, resulting in a pre-tax loss of $16,407,000.
On July 26, 2004, we commenced the LMI Rights Offering whereby holders of record of LMI common stock on that date received 0.20 transferable subscription rights for each share of LMI common stock held. The LMI Rights Offering expired in accordance with its terms on August 23, 2004. Pursuant to the terms of the LMI Rights Offering, we issued 28,245,000 shares of LMI Series A common stock, 1,211,157 shares of LMI Series B common stock and 29,456,157 shares of LMI Series C common stock in exchange for aggregate cash proceeds of $739,432,000, before deducting related offering costs of $3,771,000.
In October 2004, we sold our interest in the Sky Multi-Country DTH platform in exchange for reimbursement by the purchaser of $1,500,000 of funding provided by us in the previous few months and the release from certain guarantees described below. We were deemed to owe the purchaser $6 million in respect of such platform, which amount was offset against a separate payment we received from the purchaser as explained below. We also agreed to sell our interest in the Sky Brasil DTH platform and granted the purchaser an option to purchase our interest in the Sky Mexico DTH platform. On October 28, 2004, we received $54 million in cash from the purchaser, which consisted of $60 million consideration payable for our Sky Brasil interest less the $6 million we were deemed to owe the purchaser in respect of the Sky Multi-Country DTH platform. The $60 million is refundable by us if the Sky Brasil transaction is terminated. It may be terminated by us or the purchaser if it has not closed by October 8, 2007 or by the purchaser if certain conditions are incapable of being satisfied. We will receive $88 million in cash upon the transfer of our Sky Mexico interest to the purchaser. The Sky Mexico interest will not be transferred until certain Mexican regulatory conditions are satisfied. If the purchaser does not exercise its option to purchase our Sky Mexico interest on or before October 8, 2006 (or in some cases an earlier date), then we have the right to require the purchaser to purchase our interest if certain conditions, including the absence of Mexican regulatory prohibition of the transaction, have been satisfied or waived. In connection with these transactions our guarantees of the obligations of the Sky Multi-Country, Sky Brasil and Sky Mexico platforms under certain transponder leases were terminated and the purchaser agreed to obtain releases of our guarantees of obligations under certain equipment leases no later than December 31, 2004. All but one of such guarantees have been released. The purchaser has agreed to indemnify us for any amounts we are required to pay under our remaining guarantee until such guarantee is terminated.
Cablevisión is currently seeking to restructure its debt pursuant to an out of court reorganization agreement. That agreement has been approved by the requisite majorities of Cablevisión’s creditors, and a petition for its approval has been filed by Cablevisión with a commercial court in Buenos Aires under Argentina’s bankruptcy laws. Pursuant to the reorganization agreement, we had the right and obligation to contribute $27,500,000 to Cablevisión, for which we would receive, after giving effect to a capital reduction pertaining to the current shareholders of Cablevisión (including the entity in which Liberty had a 78.2% economic interest), approximately 40.0% of the equity of the restructured Cablevisión. In the fourth quarter of, 2004, we entered into an agreement that provided for the transfer of this right and obligation in exchange for cash consideration of approximately $40,527,000. We received 50% of such cash consideration as a down payment in November 2004 and we received the remainder in March 2005. We will recognize a gain of $40,527,000 during the first quarter of 2005 in connection with the closing of this transaction.
On December 21, 2004, we received cash proceeds of ¥43,809 million ($420,188,000 at December 21, 2004) in repayment of all principal and interest due to our company from J-COM and another affiliate pursuant to then outstanding shareholder loans.
During the fourth quarter of 2004, we sold 4,500,000 shares of News Corp. Class A common stock for aggregate cash proceeds of $83,669,000 ($29,770,000 of which was received in 2005), resulting in a pre-tax gain of $37,174,000.
On December 23, 2004, Liberty Cablevision Puerto Rico completed the refinancing of its existing bank facility with a new $140 million dollar facility consisting of a $125 million six-year term loan facility and a $15 million six-year revolving credit facility. In connection with the closing of this facility, (i) Liberty Cablevision Puerto Rico made a $63,500,000 cash distribution to our company and (ii) the $50,542,000 cash collateral (including interest) for Liberty Cablevision Puerto Rico’s previous bank facility was released to our company.
In addition to the above sources and potential sources of liquidity, we may elect to monetize our investments in News Corp., ABC Family preferred stock and/or certain other investments and derivative instruments that we hold. In this regard, we are a party to a variable forward sale transaction with respect to 5,500,000 shares of News Corp. Class A common stock that provided us with borrowing availability of $86,460,000 at December 31, 2004. For additional information concerning our investments and derivative contracts, see notes 7 and 8 to the accompanying consolidated financial statements.
We believe that our current sources of liquidity are sufficient to meet our known liquidity requirements through 2005, including any cash consideration that we might pay in connection with the closing of the proposed merger transaction with UGC, as described below. However, in the event another major investment or acquisition opportunity were to arise, it is likely that we would be required to seek additional capital in order to consummate any such transaction.
Our primary uses of cash have historically been investments in affiliates and acquisitions of consolidated businesses. We intend to continue expanding our collection of international broadband and programming assets. Accordingly, our future cash needs include making additional investments in and loans to existing affiliates, funding new investment opportunities, and funding our corporate general and administrative expenses.

On January 5, 2004, we completed a transaction pursuant to which UGC’s founding shareholders transferred 8.2 million shares of UGC Class B common stock to our company in exchange for 12.6 million shares of Liberty Series A common stock valued, for accounting purposes, at $152,122,000 and a cash payment of $12,857,000. We also incurred $2,970,000 of acquisition costs in connection with this transaction. This transaction was the last of a number of independent transactions that occurred from 2001 through January 2004 pursuant to which we acquired our controlling interest in UGC.
During 2004 we also purchased an additional 20 million shares of UGC Class A common stock pursuant to certain pre-emptive rights granted to our company by UGC. The $152,284,000 purchase price for such shares was comprised of (i) the cancellation of indebtedness due from subsidiaries of UGC to certain of our subsidiaries in the amount of $104,462,000 (including accrued interest) and (ii) $47,822,000 in cash. As UGC was one of our consolidated subsidiaries at the time of these purchases, the effect of these purchases was eliminated in consolidation.
Also, in January 2004, UGC initiated a rights offering pursuant to which holders of each of UGC’s Class A, Class B and Class C common stock received 0.28 transferable subscription rights to purchase a like class of common stock for each share of UGC common stock owned by them on January 21, 2004. The rights offering expired on February 12, 2004. UGC received cash proceeds of approximately $1.02 billion from the rights offering. As a holder of UGC Class A, Class B and Class C common stock, we participated in the rights offering and exercised our rights to purchase 90.7 million shares for a total cash purchase price of $544,250,000.
We hold a 50% interest in Metrópolis, a cable operator in Chile. On January 23, 2004, we, Liberty and CristalChile entered into an agreement pursuant to which each agreed to use its respective commercially reasonable efforts to combine the businesses of Metrópolis and VTR a wholly owned subsidiary of UGC. If the proposed combination is consummated, UGC would own 80% of the voting and equity rights in the combined entity, and CristalChile would own the remaining 20%. We would also receive a promissory note from the combined entity (the amount of which is subject to negotiation), which would be unsecured and subordinated to third party debt. In addition, CristalChile would have a put right which would allow CristalChile to require UGC to purchase all, but not less than all, of its interest in the combined entity at the fair value of the interest, subject to a minimum price of $140 million. This put right will end on the tenth anniversary of the combination. Liberty has agreed to perform UGC’s obligations under CristalChile’s put if UGC does not do so and, in connection with the spin off, we agreed to indemnify Liberty against its obligations with respect to CristalChile’s put right. If the merger does not occur, we and CristalChile have agreed to fund our pro rata share of a capital call sufficient to retire Metropolis’ local debt facility, which had an outstanding principal amount of Chilean pesos 30.2 billion ($54,399,000) at December 31, 2004. The combination is subject to certain conditions, including the execution of definitive agreements, Chilean regulatory approval, the approval of the respective boards of directors of the relevant parties (including, in the case of UGC, the independent members of UGC’s board of directors) and the receipt of necessary third party approvals and waivers. The Chilean antitrust authorities approved the combination in October 2004 subject to certain conditions. The primary conditions require that the combined entity (i) re-sell broadband capacity to third party Internet service providers on a wholesale basis; (ii) activate two-way capacity on all portions of the combined network within five years; and (iii) limit basic tier price increases to the rate of inflation plus a programming cost escalator over the next three years. An action was filed with the Chilean Supreme Court seeking to reverse such approval, but the action was dismissed on March 10, 2005. We, CristalChile and UGC are currently negotiating the terms of the definitive agreements for the combination.
On May 20, 2004, we acquired all of the issued and outstanding ordinary shares of PHL for €2,447,000, including €447,000 of acquisition costs ($2,918,000 at May 20, 2004). PHL, through its subsidiary Chorus Communications Limited, owns and operates broadband communications systems in Ireland. In connection with this acquisition, we loaned an aggregate of €75,000,000 ($89,483,000 as of May 20, 2004) to PHL. The proceeds from this loan were used by PHL to discharge liabilities pursuant to a debt restructuring plan and to provide funds for capital expenditures and working capital. In June 2004, LMI loaned PHL an additional €4,500,000 ($6,137,000), for a total of €79,500,000 ($108,414,000) as of December 31, 2004. In addition to the amounts loaned to PHL as of December 31, 2004, we have committed to loan to PHL up to €10,000,000

($13,637,000) at December 31, 2004. On December 16, 2004, UGC acquired our interest in PHL in exchange for 6,413,991 shares of UGC Class A common stock, valued for accounting purposes at $58,303,000 on that date. In connection with UGC’s acquisition of our interest in PHL, UGC committed to refinance our loans to PHL no later than June 16, 2005. We and UGC accounted for this transaction as a reorganization of entities under common control at historical cost, similar to a pooling of interests. For additional information, see note 5 to the accompanying consolidated financial statements.
During the fourth quarter of 2004, we entered into call option contracts pursuant to which we contemporaneously (i) sold call options on 1,210,000 shares of LMI Series A common stock and 1,210,000 shares of LMI Series C common stock at combined exercise prices ranging from $39.5236 to $41.7536, and (ii) purchased call options on these shares with an exercise price of zero. As structured with the counterparty, these instruments have similar financial mechanics to prepaid put option contracts. Under the terms of the contracts, we can elect cash or physical settlement. All of the contracts expired during the first quarter of 2005 and were settled for cash. At December 31, 2004, the $49,218,000 fair value of these call option contracts is included in other current assets in the accompanying consolidated balance sheet.
On December 16, 2004, chellomedia Belgium acquired our wholly owned subsidiary BCH for $121,068,000 in cash. BCH’s only assets were debt securities of CPE and one of the InvestCos and certain related contract rights. This purchase price was equal to our cost basis in these debt securities, which included an unrealized gain of $10,517,000. On December 17, 2004, UGC entered into a restructuring transaction with CPE and certain other parties. In this restructuring, BCH contributed approximately $137,950,000 in cash and the debt security of the InvestCo to Belgian Cable Investors in exchange for a 78.4% common equity interest and 100% preferred equity interest in Belgian Cable Investors. CPE owns the remaining 21.6% interest in Belgian Cable Investors. Belgian Cable Investors distributed approximately $115,592,000 in cash to CPE, which used the proceeds to repurchase the debt securities of CPE held by BCH. Belgian Cable Investors holds an indirect 14.1% interest in Telenet and certain call options expiring in 2007 and 2009 to acquire 3.36 million shares (11.6%) and 5.11 million shares (17.6%), respectively, of the outstanding equity of Telenet from existing shareholders. Belgian Cable Investors’ indirect 14.1% interest in Telenet results from its majority ownership of the InvestCos, which hold in the aggregate 18.99% of the stock of Telenet, and a shareholders agreement among Belgian Cable Investors and three unaffiliated investors in the InvestCos that governs the voting and disposition of 21.36% of the stock of Telenet, including the stock held by the InvestCos.
During December 2004, we paid $127,890,000 to purchase 3,000,000 shares of LMI Series A common stock and 3,000,000 shares of LMI Series C common stock from Comcast Corporation in a private transaction.
On January 17, 2005, we entered into an agreement and plan of merger with UGC pursuant to which we each will merge with a separate wholly owned subsidiary of a new parent company named Liberty Global, which has been formed for this purpose. In the mergers, each outstanding share of LMI Series A, LMI Series B and LMI Series C common stock will be exchanged for one share of the corresponding series of Liberty Global common stock. UGC’s public stockholders may elect to receive for each share of common stock owned either (i) 0.2155 of a share of Liberty Global Series A common stock and 0.2155 of a share of Liberty Global Series C common stock (plus cash for any fractional share interest) or (ii) $9.58 in cash. Cash elections will be subject to proration so that the aggregate cash consideration paid to UGC’s stockholders does not exceed 20% of the aggregate value of the merger consideration payable to UGC’s public stockholders. Completion of the transactions is subject to, among other conditions, approval of both companies’ stockholders, including an affirmative vote of a majority of the voting power of UGC Class A common stock not beneficially owned by our company, Liberty, any of our respective subsidiaries or any of the executive officers or directors of our company, Liberty, or UGC. Based on the number of shares outstanding of LMI common stock and UGC common stock at December 31, 2004, we estimate that UGC’s public stockholders will receive (i) between approximately 63 million and 79 million shares of Liberty Global Series A common stock, (ii) between approximately 63 million and 79 million shares of Liberty Global Series C common stock, and (iii) between nil and approximately $700 million of cash consideration depending on the extent to which UGC public shareholders elect to receive cash consideration. We anticipate that we would fund any cash consideration with existing cash balances.
As noted above, we will begin consolidating Super Media and J-COM effective January 1, 2005. We do not expect the consolidation of Super Media and J-COM to have a material impact on our liquidity or capital resources as we expect that both our company and J-COM will continue to separately assess and finance our respective liquidity needs.

Subsidiary Liquidity
UGC. At December 31, 2004, UGC held cash and cash equivalents of $1,028,993,000 and short-term liquid investments of $48,965,000. In addition to its cash and cash equivalents and its short-term liquid investments, UGC’s sources of liquidity include borrowing availability under its existing credit facilities and its operating cash flow.
UGC completed a rights offering in February 2004 and received net cash proceeds of $1.02 billion. As a holder of UGC Class A, Class B and Class C common stock, we participated in the rights offering and exercised our rights to purchase 90.7 million shares for a total cash purchase price of $544,250,000.
On February 18, 2004, in connection with the consummation of UPC Polska’s plan of reorganization and emergence from its U.S. bankruptcy proceeding, third-party holders of UPC Polska Notes and other claimholders received a total of $87,361,000 in cash, $101,701,000 in new 9% UPC Polska Notes due 2007 and approximately 2,011,813 shares of UGC Class A common stock in exchange for the cancellation of their claims. UGC redeemed the new 9% UPC Polska Notes due 2007 for a cash payment of $101,701,000 during the third quarter of 2004.
On April 6, 2004, UGC completed the offering and sale of €500 million UGC Convertible Notes. The UGC Convertible Notes are convertible into shares of UGC Class A common stock at an initial conversion price of €9.7561 per share, which was equivalent to a conversion price of $12.00 per share and a conversion rate of 102.5 shares per €1,000 principal amount of the UGC Convertible Notes on the date of issue. For additional information, see note 10 to the accompanying consolidated financial statements.
On December 17, 2004, VTR completed the refinancing of its existing bank facility with the VTR Bank Facility, a new Chilean peso-denominated six-year amortizing term senior secured credit facility. The facility consists of two tranches — a 54.7675 billion Chilean peso ($95 million at December 17, 2004) committed Tranche A and an uncommitted Tranche B. At December 31, 2004, the U.S. dollar equivalent of the amount outstanding under Tranche A of the VTR Bank Facility was $97,941,000.
At December 31, 2004, UGC’s debt includes outstanding euro denominated borrowings under four Facilities aggregating €2,366,217,000 ($3,226,810,000) and U.S. dollar denominated borrowings under two Facilities aggregating $701,020,000 pursuant to the UPC Broadband Bank Facility (as amended through December 31, 2004), €500 million ($681,850,000) principal amount of UGC Convertible Notes, $97,941,000 outstanding under the VTR Bank Facility, and certain other borrowings. A fifth euro denominated Facility under the UPC Broadband Bank Facility provided for aggregate availability of €667 million ($909 million) at December 31, 2004. The indenture governing the UPC Broadband Bank Facility (i) provides for a commitment fee of 0.5% of unused borrowing availability and (ii) is secured by the assets of most of UPC’s majority-owned European cable operating companies and is senior to other long-term obligations of UPC. The indenture governing the UPC Broadband Bank Facility also contains covenants that limit among other things, UPC Broadband’s ability to merge with or into another company, acquire other companies, incur additional debt, dispose of any assets unless in the ordinary course of business, enter or guarantee a loan, and enter into a hedging arrangement. The indenture also restricts UPC Broadband from transferring funds to its parent company (and directly to UGC) through loans, advances or dividends. The weighted average interest rate on borrowings under the UPC Broadband Bank Facility was 6% for 2004.
On March 8, 2005, the UPC Broadband Bank Facility was further amended to permit indebtedness under: (i) Facility G, a new €1.0 billion term loan facility maturing in full on April 1, 2010; (ii) Facility H, a new €1.5 billion ($2.05 billion) term loan facility maturing in full on September 1, 2012, of which $1.25 billion was denominated in U.S. dollars and then swapped into euros through a 7.5 year cross-currency swap; and (iii) Facility I, a new €500 million ($682 million) revolving credit facility maturing in full on April 1, 2010. In connection with this amendment, €167 million ($228 million) of Facility A, the existing revolving credit facility, was cancelled, reducing Facility A to a maximum amount of €500 million ($682 million). The proceeds from Facilities G and H were used primarily to prepay all amounts outstanding under existing term loan Facilities B, C and E, to fund certain acquisitions and pay transaction fees. The aggregate availability of €1.0 billion ($1.36 billion) under Facilities A and I can be used to fund acquisitions and for general corporate purposes. As a result of this amendment, the weighted average maturity of the UPC Broadband Bank Facility was extended from approximately 4 years to approximately 6 years, with no amortization payments required until 2010, and the weighted average interest margin on the UPC Broadband Bank Facility was reduced by approximately 0.25% per annum. The amendment also provided for additional flexibility on certain covenants and the funding of acquisitions.
For additional information concerning UGC’s debt, see note 10 to the accompanying consolidated financial statements.
On July 1, 2004, UPC Broadband France, an indirect subsidiary of UGC and the owner of UGC’s French cable television operations, acquired Noos, from Suez. Noos is a provider of digital and analog cable television services and high-speed Internet access services in France. UPC Broadband France purchased Noos to achieve certain financial, operational and strategic benefits through the integration of Noos with its French operations and the creation of a platform for further growth and innovation in Paris and its remaining French systems. The preliminary purchase price was subject to a review of certain historical financial information of Noos and UPC Broadband France. In January 2005, UGC completed its purchase price review with Suez, which resulted in a €42,844,000 ($52,128,000) reduction in the purchase price. The final purchase price for Noos was approximately €567,102,000 ($689,989,000), consisting of €487,085,000 ($592,633,000) in cash and a 19.9% equity interest in UPC Broadband France, valued at approximately €71,339,000 ($86,798,000). Acquisition costs totaled €8,678,000 ($10,558,000). For additional information, see note 5 to the accompanying consolidated financial statements.
During the third quarter of 2004, UGC’s Board of Directors authorized a $100 million share repurchase program. As of December 31, 2004, UGC had repurchased 787,391 shares of UGC Class A common stock under this program. Pursuant to the Liberty Global merger agreement, UGC may not make further purchases of its Class A common stock until the mergers contemplated thereby are completed or the merger agreement is terminated.
On January 12, 2004, Old UGC, a wholly owned subsidiary of UGC that principally owns UGC’s interests in businesses in Latin America and Australia, filed a voluntary petition for relief under Chapter 11 of the U.S. Bankruptcy Code. Old UGC’s plan of reorganization, as amended, was confirmed by the Bankruptcy Court on November 10, 2004, and the restructuring of its indebtedness and other obligations pursuant to the plan was completed on November 24, 2004. On February 15, 2005, all of the Old UGC Senior Notes held by third parties were redeemed in full for total cash consideration of $25,068,000 plus accrued interest from August 15, 2004 through the redemption date totaling $1,324,000. For additional information, see note 16 to the accompanying consolidated financial statements.
On January 17, 2005, chellomedia acquired an 87.5% interest in Zone Vision from its current shareholders. Zone Vision is a programming company that owns three pay television channels and represents over 30 international channels. The consideration for the transaction consisted of $50 million in cash and 1.6 million shares of UGC Class A common stock, which are subject to a five-year vesting period. As part of the transaction, chellomedia will contribute to Zone Vision the 49% interest it already holds in Reality TV Ltd. and chellomedia’s Club channel business.
During the first quarter of 2005, UGC made aggregate cash payments of $49.3 million in connection with the settlement of certain litigation. For additional information, see note 22 to the accompanying consolidated financial statements.
Management of UGC believes that UGC will be able to meet its current and long-term liquidity, acquisition and capital needs through its existing cash, operating cash flow and available borrowings under its existing credit facilities. However, to the extent that UGC management plans to grow UGC’s business through acquisitions, UGC management believes that UGC will need additional sources of financing, most likely to come from the capital markets in the form of debt or equity financing or a combination of both.

Other Subsidiaries. Liberty Cablevision Puerto Rico and Pramer generally fund their own investing and financing activities with cash from operations and bank borrowings, as necessary. Due to covenants in their respective loan agreements, we generally are not entitled to the cash resources or cash generated by the operating activities of these two consolidated subsidiaries. As noted above, Liberty Cablevision Puerto Rico completed the refinancing of its existing bank facility on December 23, 2004. At December 31, 2004, Pramer’s U.S. dollar denominated bank borrowings aggregated $12,338,000. During 2002, following the devaluation of the Argentine peso, Pramer failed to make certain required payments due under its bank credit facility, resulting in a technical default. However, the bank lenders did not provide notice of default or request acceleration of the payments due under the facility. On December 29, 2004, Pramer and the banks signed definitive documents for the refinancing of this credit facility (the New Pramer Facility) and the closing occurred on January 28, 2005.

Consolidated Cash Flow Statements
Our cash flows are subject to significant variations based on foreign currency exchange rates. See related discussion under “Quantitative and Qualitative Disclosures about Market Risk” below. See also our “Discussion and Analysis of Reportable Segments” above.
Due to the fact that we began consolidating UGC on January 1, 2004, our cash flows for 2004 are not comparable to the cash flows for 2003. Accordingly, the following discussion focuses on our cash flows for 2004.
During 2004, we used net cash provided by our financing activities of $2,240,388,000 and net cash provided by operating activities of $746,240,000 to fund an increase in our cash and cash equivalent balances of $2,451,977,000 (excluding a $66,756,000 increase due to changes in foreign exchange rates) and net cash used in our investing activities of $534,651,000.
During 2004, the net cash used by our investing activities was $534,651,000. Such amount includes net cash paid for acquisitions of $508,836,000, capital expenditures of $508,347,000, investments in and loans to affiliates and others of $256,959,000 and other less significant uses of cash. For additional information concerning our acquisitions during 2004, see note 5 to the accompanying consolidated financial statements. UGC accounted for $480,133,000 of our consolidated capital expenditures during 2004. In 2005, UGC management will continue to focus on increasing penetration of services in its existing upgraded footprint and the efficient deployment of capital aimed at services that result in positive net cash flows. UGC management expects its capital expenditures to be significantly higher in 2005 than in 2004, primarily due to: (i) costs for customer premise equipment as UGC management expects to add more customers in 2005 than in 2004; (ii) increased expenditures for new build and upgrade projects to meet certain franchise commitments, increased traffic, expansion of services and other competitive factors; (iii) new initiatives such as UGC management’s plan to invest more aggressively in digital television in certain locations and UGC management’s planned VoIP rollout in UGC’s major markets in Europe and Chile; and (iv) other factors such as improvements to UGC’s master telecom center in Europe, information technology upgrades and expenditures for UGC’s general support systems.
The above-described uses of our cash for investing activities were partially offset by proceeds received upon repayment of principal amounts loaned to affiliates of $535,074,000 and proceeds received upon dispositions of investments of $315,792,000 and other less significant sources of cash. The proceeds received upon repayment of affiliate loans primarily represent the third and fourth quarter repayment of yen-denominated loans to J-COM and another affiliate. The proceeds received upon dispositions of investments relate primarily to the sale of our Telewest and News Corp. securities.
During 2004, the cash provided by our financing activities was $2,240,388,000. Such amount includes net proceeds of $735,661,000 from the LMI Rights Offering, contributions from Liberty of $704,250,000, net proceeds received on a consolidated basis from the issuance of stock by subsidiaries of $488,437,000, and net borrowings of debt of $451,830,000.

During 2003 and 2002, cash contributions from Liberty funded most of our investments in and advances to our affiliates, principally J-COM in 2003, and principally UGC and J-COM during 2002.
Critical Accounting Policies, Judgments and Estimates
The preparation of these financial statements required us to make estimates and assumptions that affected the reported amounts of assets and liabilities, revenue and expenses, and related disclosure of contingent assets and liabilities at the date of our financial statements. Actual results may differ from these estimates under different assumptions or conditions. Critical accounting policies are defined as those policies that are reflective of significant judgments and uncertainties, which would potentially result in materially different results under different assumptions and conditions. We believe our judgments and related estimates associated with the carrying value of our investments, the carrying value of our long-lived assets, the valuation of our acquisition related assets and liabilities, capitalization of our construction and installation costs, our income tax accounting and our accounting for derivative instruments to be critical in the preparation of our consolidated financial statements. These accounting estimates or assumptions are critical because of the levels of judgment necessary to account for matters that are inherently uncertain or highly susceptible to change.

Carrying Value of Long-lived Assets
The aggregate carrying value of our property and equipment, intangible assets and goodwill (collectively, long-lived assets) comprised 55% and 21% of our total assets at December 31, 2004 and 2003, respectively. Pursuant to Statements 142 and 144, we are required to assess the recoverability of our long-lived assets.
Statement 144 requires that we periodically review the carrying amounts of our property and equipment and our intangible assets (other than goodwill and indefinite-lived intangible assets) to determine whether current events or circumstances indicate that such carrying amounts may not be recoverable. If the carrying amount of the asset is greater than the expected undiscounted cash flows to be generated by such asset, an impairment adjustment is to be recognized. Such adjustment is measured by the amount that the carrying value of such assets exceeds their fair value. We generally measure fair value by considering sale prices for similar assets or by discounting estimated future cash flows using an appropriate discount rate. For purposes of impairment testing, long-lived assets are grouped at the lowest level for which cash flows are largely independent of other assets and liabilities. Assets to be disposed of are carried at the lower of their financial statement carrying amount or fair value less costs to sell.
Pursuant to Statement 142, we evaluate the goodwill and franchise rights for impairment at least annually on October 1 and whenever other facts and circumstances indicate that the carrying amounts of goodwill and franchise rights may not be recoverable. For purposes of the goodwill evaluation, we compare the fair value of each of our reporting units to their respective carrying amounts. If the carrying value of a reporting unit were to exceed its fair value, we would then compare the implied fair value of the reporting unit’s goodwill to its carrying amount, and any excess of the carrying amount over the fair value would be charged to operations as an impairment loss. Consistent with the provisions of Emerging Issue Task Force Issue No. 02-7, Unit of Measure for Testing Impairment of Indefinite-Lived Assets, we evaluate the recoverability of the carrying amount of our franchise rights based on the same asset groupings used to evaluate our long-lived assets because the franchise rights are inseparable from the other assets in the asset group. Any excess of the carrying value over the fair value for franchise rights is charged to operations as an impairment loss.
Considerable management judgment is necessary to estimate the fair value of assets; accordingly, actual results could vary significantly from such estimates.
In 2004, 2003 and 2002, we recorded impairments of our long-lived assets aggregating $69,353,000, nil and $45,928,000, respectively. For additional information, see note 9 to the accompanying consolidated financial statements.

Carrying Value of Investments
The aggregate carrying value of our available-for-sale, cost and equity method investments comprised 20% and 59% of our total assets at December 31, 2004 and 2003, respectively. We account for these investments pursuant to Statement 115, Statement 142 and Accounting Principles Board Opinion No. 18. These accounting principles require us to periodically evaluate our investments to determine if decreases in fair value below our cost bases are other than temporary. If a decline in fair value is determined to be other-than-temporary, we are required to reflect such decline in our statement of operations. Other-than-temporary declines in fair value of cost investments are recognized on a separate line in our consolidated statement of operations, and other-than-temporary declines in fair value of equity method investments are included in share of losses of affiliates in our consolidated statement of operations.
The primary factors we consider in our determination are the length of time that the fair value of the investment is below our company’s carrying value and the financial condition, operating performance and near term prospects of the investee. In addition, we consider the reason for the decline in fair value, be it general market conditions, industry specific or investee specific; changes in stock price or valuation subsequent to the balance sheet date; and our intent and ability to hold the investment for a period of time sufficient to allow for a recovery in fair value. If the decline in fair value is deemed to be other-than-temporary, the cost basis of the security is written down to fair value. In situations where the fair value of an investment is not evident due to a lack of a public market price or other factors, we use our best estimates and assumptions to arrive at the estimated fair value of such investment. Our assessment of the foregoing factors involves a high degree of judgment and accordingly, actual results may differ materially from our estimates and judgments.
Our evaluation of the fair value of our investments and any resulting impairment charges are determined as of the most recent balance sheet date. Changes in fair value subsequent to the balance sheet date due to the factors described above are possible. Subsequent decreases in fair value will be recognized in our consolidated statement of operations in the period in which they occur to the extent such decreases are deemed to be other-than-temporary. Subsequent increases in fair value will be recognized in our consolidated statement of operations only upon our ultimate disposition of the investment.
In 2004, 2003 and 2002, we recorded other-than-temporary declines in the fair values of our (i) cost and available-for-sale investments aggregating $18,542,000, $6,884,000 and $247,386,000, respectively, and (ii) equity method investments aggregating $25,973,000, $12,616,000, and $72,030,000, respectively.

Fair Value of Acquisition Related Assets and Liabilities
We allocate the purchase price of acquired companies or acquisitions of minority interests of a subsidiary to the identifiable assets acquired and liabilities assumed based on their estimated fair values. In determining fair value, management is required to make estimates and assumptions that affect the recorded amounts. To assist in this process, third party valuation specialists generally are engaged to value certain of these assets and liabilities. Estimates used in valuing acquired assets and liabilities include, but are not limited to, expected future cash flows, market comparables and appropriate discount rates. Management’s estimates of fair value are based upon assumptions believed to be reasonable, but which are inherently uncertain.

Capitalization of Construction and Installation Costs
In accordance with SFAS No. 51, Financial Reporting by Cable Television Companies, we capitalize costs associated with the construction of new cable transmission and distribution facilities and the installation of new cable services. Capitalized construction and installation costs include materials, labor and applicable overhead costs. Installation activities that are capitalized include (i) the initial connection (or drop) from our cable system to a customer location, (ii) the replacement of a drop, and (iii) the installation of equipment for additional services, such as digital cable, telephone or broadband Internet service. The costs of other customer-facing activities such as reconnecting customer locations where a drop already exists, disconnecting customer locations and repairing or maintaining drops, are expensed. Significant judgment is involved in the determination of the nature and amount of internal costs to be capitalized with respect to construction and installation activities.

Income Tax Accounting
We are required to estimate the amount of tax payable or refundable for the current year and the deferred tax assets and liabilities for the future tax consequences attributable to differences between the financial statement carrying amounts and income tax basis of assets and liabilities and the expected benefits of utilizing net operating loss and tax credit carryforwards, using enacted tax rates in effect for each taxing jurisdiction in which we operate for the year in which those temporary differences are expected to be recovered or settled. This process requires our management to make assessments regarding the timing and probability of the ultimate tax impact of such items. Net deferred tax assets are reduced by a valuation allowance if we believe it more-likely-than-not such net deferred tax assets will not be realized. Establishing a tax valuation allowance requires us to make assessments about the timing of future events, including the probability of expected future taxable income and available tax planning opportunities. Actual income taxes could vary from these estimates due to future changes in income tax law in the jurisdictions in which we operate, our inability to generate sufficient future taxable income, differences between estimated and actual results, or unpredicted results from the final determination of each year’s liability by taxing authorities. Any of such factors could have a material effect on our current and deferred tax position as reported in the accompanying consolidated financial statements. A high degree of judgment is required to assess the impact of possible future outcomes on our current and deferred tax positions. For additional information, see note 11 to the accompanying consolidated financial statements.

Derivative Instruments
We have entered into free-standing derivative instrument contracts such as total return bond swaps, variable forward transactions and foreign currency derivative instruments. In addition, we have entered into other contracts, such as the UGC Convertible Notes, that contain embedded derivative financial instruments. All derivatives are required to be recorded on the balance sheet at fair value. If the derivative is designated as a fair value hedge, the changes in the fair value of the derivative and of the hedged item attributable to the hedged risk are recognized in earnings. If the derivative is designated as a cash flow hedge, the effective portions of changes in the fair value of the derivative are recorded in other comprehensive earnings. Ineffective portions of changes in the fair value of cash flow hedges are recognized in earnings. If the derivative is not designated as a hedge, changes in the fair value of the derivative are recognized in earnings. None of the derivative instruments that were in effect during the three years ended December 31, 2004 were designated as hedges.
We use a binomial model to estimate the fair value of the derivative instrument embedded in the UGC Convertible Notes. This model incorporates a number of variables in determining such fair values, including expected volatility of the underlying security, an appropriate discount rate and the U.S. dollar to euro exchange rate. Volatility rates are based on the expected volatility of the underlying security over the term of the derivative instrument, and are adjusted quarterly. U.S. dollar to euro exchange rates are based on published indices, and are adjusted quarterly. Considerable management judgment is required in estimating these variables. Actual results upon settlement of this embedded derivative instrument may differ materially from these estimates.

Off Balance Sheet Arrangements and Aggregate Contractual Obligations

Off Balance Sheet Arrangements
At December 31, 2004, Liberty guaranteed ¥4,695 million ($45,842,000) of the bank debt of J-COM. Liberty’s guarantees expire as the underlying debt matures and is repaid. The debt maturity dates range from 2004 to 2019. In connection with the spin off, we have agreed to indemnify Liberty for any amounts it is required to fund under these arrangements.
Liberty Japan MC owns a 36.4% voting interest in Mediatti Communications and an additional 0.87% interest that has limited veto rights. Liberty Japan MC has the option until February 2006 to acquire from Mediatti up to 9,463 additional shares in Mediatti at a price of ¥290,000 ($3,000) per share. If such option is fully exercised, Liberty Japan MC’s interest in Mediatti will be approximately 46%. The additional interest that

Liberty Japan MC has the right to acquire may initially be in the form of non-voting Class A shares, but it is expected that any Class A shares owned by Liberty Japan MC will be converted to voting common stock.
The Mediatti shareholders who are party to the shareholders agreement have granted to each other party whose ownership interest is greater than 10%, a right of first refusal with respect to transfers of their respective interests in Mediatti. Each shareholder also has tag-along rights with respect to such transfers. Olympus Mediacom has a put right that is first exercisable during July 2008 to require Liberty Japan MC, LLC to purchase all of its Mediatti shares at fair market value. If Olympus exercises such right, the two minority shareholders who are party to the shareholders agreement may also require Liberty Japan MC to purchase their Mediatti shares at fair market value. If Olympus Mediacom does not exercise such right, Liberty Japan MC has a call right that is first exercisable during July 2009 to require Olympus Mediacom and the minority shareholders to sell their Mediatti shares to Liberty Japan MC at fair market value. If both the Olympus Mediacom put right and the Liberty Japan MC call right expire without being exercised during the first exercise period, either may thereafter exercise its put or call right, as applicable, until October 2010.
Suez’ 19.9% interest in UPC Broadband France consists of 85,000,000 Class B Shares of UPC Broadband France. Subject to the terms of a call option agreement, UPC France, UGC’s indirect wholly owned subsidiary, has the right through June 30, 2005 to purchase from Suez all of the Class B Shares for €85,000,000, subject to adjustment, plus interest. The purchase price for the Class B Shares may be paid in cash, UGC Class A common stock or LMI common stock. Subject to the terms of a put option, Suez may require UPC France to purchase the Class B Shares at specific times prior to or after the third, fourth or fifth anniversaries of the purchase date. UPC France will be required to pay the then fair value, payable in cash, UGC common stock or LMI common stock for the Class B Shares or assist Suez in obtaining an offer to purchase the Class B Shares. UPC France also has the option to purchase the Class B Shares from Suez shortly after the third, fourth or fifth anniversaries of the purchase date at the then fair value in cash, UGC Class A common stock or LMI common stock.
Pursuant to the agreement with CPE governing Belgian Cable Investors, CPE has the right to require BCH to purchase all of CPE’s interest in Belgian Cable Investors for the then appraised fair market value of such interest during the first 30 days of every six-month period beginning in December 2007. BCH has the corresponding right to require CPE to sell all of its interest in Belgian Cable Investors to BCH for appraised fair value during the first 30 days of every six-month period following December 2009.
In January 2005, chellomedia acquired an 87.5% interest in Zone Vision from its current shareholders. Zone Vision’s minority shareholders have the right to put 60% of their 12.5% shareholding in Zone Vision to chellomedia on the third anniversary of the completion of the acquisition, and 100% of their shareholding on the fifth anniversary of the completion of the acquisition. Chellomedia has corresponding call rights. The price payable upon exercise of the put or call will be the then fair market value of the shareholdings purchased.
In the ordinary course of business, we have provided indemnifications to (i) purchasers of certain of our assets, (ii) our lenders, (iii) our vendors and (iv) other parties. In addition, we have provided performance and/or financial guarantees to our franchise authorities, customers and vendors. Historically, these arrangements have not resulted in our company making any material payments and we do not believe that they will result in material payments in the future.
We have contingent liabilities related to legal and tax proceedings and other matters arising in the ordinary course of business. Although it is reasonably possible we may incur losses upon conclusion of such matters, an estimate of any loss or range of loss cannot be made. In the opinion of management, it is expected that amounts, if any, which may be required to satisfy such contingencies will not be material in relation to the accompanying consolidated financial statements.

Contractual Commitments
As of December 31, 2004, the U.S. dollar equivalent (based on December 31, 2004 exchange rates) of our consolidated contractual commitments are as follows:

	Payments due during years ended December 31,

	2005	2006-2007	2008-2009	Thereafter	Total

	amounts in thousands
Debt	$29,518	1,308,328	2,112,967	1,509,094	4,959,907
Capital leases	2,585	5,995	7,166	32,608	48,354
Other debt	4,724	2,145	1,533	2,124	10,526

	$36,827	1,316,468	2,121,666	1,543,826	5,018,787

Operating leases	$101,440	142,630	94,811	124,092	462,973
Purchase obligations:
Programming	95,911	34,181	8,838	17,086	156,016
Other	22,717	1,957	—	—	24,674
Other commitments	53,697	15,636	7,925	14,313	91,571

Total contractual payments	$310,592	1,510,872	2,233,240	1,699,317	5,754,021

Programming commitments consist of obligations associated with certain of our programming contracts that are enforceable and legally binding on us inasmuch as we have agreed to pay minimum fees, regardless of the actual number of subscribers or whether we terminate cable service to a portion of our subscribers or dispose of a portion of our cable systems.
Other purchase obligations consist of commitments to purchase customer premise equipment that are enforceable and legally binding on us. Other commitments consist of commitments to rebuild or upgrade cable systems and to extend the cable network to new developments, network maintenance, and other fixed minimum contractual commitments associated with our agreements with franchise or municipal authorities. The amount and timing of the payments included in the table with respect to our rebuild, upgrade and network extension commitments are estimated based on the remaining capital required to bring the cable distribution system into compliance with the requirements of the applicable franchise agreement specifications.
In addition to the commitments set forth in the table above, we have commitments under agreements with programming vendors, franchise authorities and municipalities, and other third parties pursuant to which we expect to make payments in future periods. Such amounts are not included in the above table because they are not fixed or determinable due to various factors.